                                                                   EXHIBIT 10.12

                              EMPLOYMENT AGREEMENT

This Letter Agreement dated June 1, 1995 is made, by and between Mr. Terrence L. Domin (hereinafter "Employee") whose principal residence is 4718 Ripon Road, Crystal Lake, Illinois, and UroQuest Corporation (hereinafter The "Company") a Florida Corporation with principal offices located at 14280 Carlson Circle, Tampa, Florida, for the expressed purpose of defining an Employment Agreement (hereinafter the "Agreement") between the Parties.

                                    RECITALS:

WHEREAS Employee desires to obtain employment under the terms and conditions listed hereunder; and

WHEREAS the Company seeks to employ Employee under the terms and conditions listed hereunder;

The Parties hereby agree to the following:


                                PRINCIPAL TERMS:

1. The POSITION of employment shall be as the Company's Secretary and Vice President, Manufacturing and Operations.

2.   The DATE of this Agreement shall be effective as of June 1, 1995.

3. The TERM of this Agreement shall be for a period of Five (5) years from the Date of this Agreement, subject to the provisions of Section 12 (Severance) below.

4. Employee shall receive a salary of Ten Thousand Dollars ($10,000) per month or One Hundred Twenty Thousand Dollars ($120,000) annually payable in bi-weekly installments and subject to deductions in taxes, FICA and other usual and customary amounts.

5.   Employee shall receive the following paid HOLIDAYS:

               - New Year's Day
               - Good Friday
               - Memorial Day
               - Independence Day
               - Labor Day
               - Thanksgiving Day
               - Christmas Day

6. Employee shall be eligible to take Two (2) weeks of paid VACATION annually, such eligibility to begin at the Funding Date.

7. Employee shall receive a BENEFITS PACKAGE consisting of health, life, and disability insurances and other such perquisites as may be now or ever generally made available to the Company's senior management. Such benefits package to take effect simultaneously with the Funding Date.

8. Employee shall at the request of the Company be required to pass a "KEY MAN" LIFE INSURANCE physical whereupon the Company shall be named as beneficiary.

9. Employee shall be reimbursed for all usual and customary OUT-OF-POCKET EXPENSES incurred as the result of any and all business-related activities as of the Date of this Agreement.

10. Employee shall have the right to VOLUNTARILY TERMINATE his employment at any time with Sixty (60) days written notice to the Company. However, any such voluntary termination of employment shall cause Employee to forfeit any and all rights to receive any further Options, Warrants, or other of the Company's securities or any and all other benefits awarded either herein or in the future, to include severance, insurances, allowances, and perquisites received or receivable by Employee at the effective date of said voluntary termination. Employee shall be entitled to receive any accrued salary and bonuses due at and upon the effective date of said voluntary termination, which shall not be earlier than Sixty (60) days subsequent to the Company's receipt of Employee's notice of voluntary termination.

11. Should Employee ever be TERMINATED FOR CAUSE, found guilty of any felony, breach any confidentiality agreements or other agreements made with the Company, or commit any acts of moral turpitude, or any other acts which would dishonor the good name of the Company, its employees, affiliates, associates, or other related parties; Employee shall forfeit any and all rights to any of the above compensations, benefits, and perquisites. In addition, should Employee be terminated for cause, the Company shall have the right to repurchase any and all Options then beneficially owned by Employee at the same price paid by Employee. Furthermore, any and all Options vested but as yet not purchased shall be forfeited by Employee upon the effective date of such termination.

12. The Company shall have the right to terminate this Agreement prior to the expiration of the Term herein, without cause. In the event the Company terminates the Employee without cause at any time, the Employee shall be entitled to receive Severance Pay equal to six months Total Annual Compensation (as defined below) payable in equal monthly installments, provided, however, that the Employee shall not be entitled to such Severance Pay in the event he is offered a position (which position is comparable in responsibility and compensation) with a new entity. Notwithstanding the foregoing, in the event the Employee is terminated immediately subsequent to a sale of 51% of the assets or 51% of the issued capital stock of the Company (other than through the exercise of the Warrant in full or in part by Warburg or its assigns), then the Employee shall be entitled to immediate payment of Severance Pay equal to nine months Total Annual Compensation. The term "Total Annual Compensation" means the Employee's annual cash compensation and benefits, including salary.

13. Employee agrees to abide by and to EXECUTE the Company's Invention, Confidential Information, and Non-Competition Agreement incorporated herein by reference and attached hereto as Addendum A, at the execution of the Agreement.

14. This Agreement shall be INTERPRETED under the laws of the State of Florida, and shall be binding upon the heirs, successors, assigns, Executors, and Administrators of both Parties.

15. This Agreement represents the ENTIRE AGREEMENT and no modifications may be made hereto without the execution of additional written amendments to this Agreement.

IN WITNESS OF THE above understanding, the Parties hereunder affix their seals:

                COMPANY                                      EMPLOYEE


By:      Eric B. Hale                                 /s/ Terrence L. Domin
         __________________________                  ________________________
         Eric B. Hale                                Terrence L. Domin


Title:   President and Chief Executive Officer,
           UroQuest Corporation


Date:    __________________________                  ________________________